UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 4, 2025 (November 2, 2025)

CompoSecure, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-39687	85-2749902
(State or Other Juris- diction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

309 Pierce Street Somerset, New Jersey	08873
(Address of Principal Executive Offices)	(Zip Code)

(908) 518-0500

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.0001 par value	CMPO	NYSE

Redeemable warrants, each whole warrant exercisable for one share of Class A Common Stock	CMPOW	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry Into a Material Definitive Agreement.

Share Purchase Agreement

On November 2, 2025, CompoSecure, Inc., a Delaware corporation (“CompoSecure” or the “Company”), and certain of its subsidiaries entered into a Share Purchase Agreement (the “Transaction Agreement”) with Husky Technologies Limited (“Husky”), Platinum Equity Advisors, LLC (“Platinum Equity”), certain entities affiliated with Platinum Equity and certain members of Husky management (collectively, the “Sellers”). Under the terms of the Transaction Agreement, the Company will combine with Husky for aggregate consideration of approximately $3.953 billion in cash and 55,297,297 shares of the Company’s Class A Common Stock (“Common Stock”), par value $0.0001 per share (the “Stock Consideration”), subject to the adjustments set forth in the Transaction Agreement.

Following the closing (the “Closing”) of the transactions contemplated by the Transaction Agreement (the “Transactions”), Husky will become an indirect wholly owned subsidiary of the Company.

Conditions to Closing

The Closing is subject to satisfaction or waiver of certain closing conditions, including: (i) the approval of a majority of the votes cast by holders of Common Stock (the “Company Stockholders”) of the issuance of the Stock Consideration and the PIPE Shares (as defined below) (the “Company Stock Issuance” and such approval, the “Company Stockholder Approval”); (ii) the absence of any (A) temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other governmental entity, preventing the consummation of the Transactions, and (B) a new law or regulation that has been enacted after the date of the Transaction Agreement or Specified Illegality has occurred, in each case, that would make the consummation of the Transactions illegal or result in the imposition of any Burdensome Condition; (iii) the receipt of certain regulatory clearances pursuant to merger control laws and foreign direct investment laws without resulting in a Burdensome Condition; (iv) the authorization for listing on the NYSE of the Stock Consideration and the PIPE Shares; (v) completion of certain pre-Closing restructuring transactions; (vi) the accuracy of the representations and warranties of, and compliance with covenants by, each of the parties to the Transaction Agreement, subject in each case to the materiality standards set forth in the Transaction Agreement; (vii) absence of a material adverse effect with respect to the Company or with respect to Husky; (viii) the purchase of customary directors’ and officers’ liability run-off/tail insurance; and (viii) the Company having taken all actions necessary such that two additional directors nominated by Platinum Equity will be directors on the Company’s Board of Directors (the “Company Board”).

Company Board Recommendation

The Company Board has approved the Transaction Agreement, the Transactions, the Purchase Agreements and the Company Stock Issuance, and the Company Board has resolved to recommend to Company Stockholders to approve the Company Stock Issuance. The Company Board may change its recommendation as a result of an intervening event that arises after the date of the Transaction Agreement if the failure to make such change would be inconsistent with the fiduciary duties of the Company Board.

Representations, Warranties and Covenants

The Transaction Agreement contains customary representations, warranties and covenants made by each of the parties to the Transaction Agreement, including, among others, covenants regarding the conduct of Husky’s and the Company’s businesses during the pendency of the Transactions and other matters.

Termination

Either the Company or the Shareholders’ Representative may terminate the Transaction Agreement under certain specified circumstances, including (i) if the Closing does not occur on or before the date that is six months after the date of the Transaction Agreement, (ii) if the vote of the Company Stockholders with respect to the Company Stock Issuance has been taken and completed at a meeting of the Company Stockholders and the Company Stockholder Approval was not obtained, and (iii) if any permanent injunction or other order of a governmental entity of competent authority preventing the consummation of the Transactions becomes final and nonappealable.

The foregoing description of the Transaction Agreement does not purport to be complete and is subject to and qualified in its entirety by the text of the Transaction Agreement, which is attached as Exhibit 2.1 hereto and is incorporated by reference herein.

The Transaction Agreement has been attached to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company, the Sellers or the Acquired Companies. In particular, the assertions embodied in the representations and warranties contained in the Transaction Agreement are qualified by information in a confidential disclosure letter provided by the Acquired Companies to the Company and information in a confidential disclosure letter provided by the Company to the Sellers and the Acquired Companies in connection with the signing of the Transaction Agreement or in filings of the parties with the United States Securities and Exchange Commission (the “SEC”). The confidential disclosure letters contain information that modifies, qualifies and creates exceptions to the representations and warranties and certain covenants set forth in the Transaction Agreement. The representations, warranties and covenants contained in the Transaction Agreement were made only for purposes of the Transaction Agreement and as of specific dates, were solely for the benefit of the parties to the Transaction Agreement, are subject to limitations agreed upon by the parties to the Transaction Agreement and are subject to standards of materiality applicable to the parties that differ from those applicable to investors. Information concerning the subject matter of representations and warranties may change after the date of the Transaction Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures. Moreover, the representations and warranties in the Transaction Agreement were used for the purposes of allocating risk between the Company and the Sellers rather than establishing matters of fact. In addition, investors are not third-party beneficiaries under the Transaction Agreement. Accordingly, the representations and warranties in the Transaction Agreement should not be relied on as characterization of the actual state of facts about the Company, the Sellers or the Acquired Companies.

Voting Agreement

In connection with the Transaction Agreement, the Company entered into a Voting Agreement (the “Voting Agreement”) with entities affiliated with Platinum Equity, Resolute Compo Holdings LLC, Tungsten 2024 LLC and Ridge Valley LLC (collectively, the “Voting Stockholders”), pursuant to which, the Voting Stockholders have agreed, among other things, to vote all of their shares of Common Stock in favor of the Company Stock Issuance.

The shares of Common Stock owned by the Voting Stockholders represented approximately 41.3% of the outstanding shares of Common Stock as of September 10, 2025.

Investor Rights Agreement

In the Transaction Agreement, the Company has agreed to enter into an Investor Rights Agreement at Closing (the “Investor Rights Agreement”) with an affiliate of Platinum Equity. Pursuant to the Investor Rights Agreement, following the Closing, Platinum Equity will have the right to nominate (i) two members of the Company Board, for so long as it, together with its affiliates, continue to hold at least 10% of the outstanding shares of Company Stock, and (ii) one member of the Company Board so long as it, together with its affiliates, continue to hold less than 10% but more than 5% of the outstanding shares of Company Stock. In addition, the Investor Rights Agreement provides that Platinum Equity and its affiliates are allowed to freely pursue any business opportunity. Pursuant to the Investor Rights Agreement, Platinum Equity has agreed to be subject to a lock-up period of 90 days following the Closing, subject to early release by the Company. Separately, Resolute Compo Holdings LLC and its affiliates have agreed to be subject to a lock-up period of 365 days following the Closing Date, subject to customary exceptions.

Registration Rights Agreement

In the Transaction Agreement, entities affiliated with Platinum Equity and the Company have agreed to enter into a Registration Rights Agreement at Closing (the “Registration Rights Agreement”) which, among other things, provides for customary resale, demand and piggyback registration rights.

Management Agreement

In connection with the Closing, an indirect subsidiary of the Company, which will hold, directly or indirectly, the business of Husky following the Closing, will enter into a management agreement (the “Management Agreement”) with Resolute Holdings Management, Inc. (“Resolute Holdings”), pursuant to which Resolute Holdings will provide management and other related services to such subsidiary and Husky in exchange for payment of quarterly management fees. The Management Agreement will be on substantially the same form as the Management Agreement, dated as of February 28, 2025, by and between Resolute Holdings and CompoSecure Holdings, LLC.

First Amendment to the Amended and Restated Waiver Agreement

In connection with the Closing, Resolute Compo Holdings LLC, Tungsten 2024 LLC and the Company will enter into an amendment (the “Amendment”) to the Amended and Restated Waiver Agreement, dated as of July 12, 2025, between such parties, pursuant to which the parties will agree that in the event the Board rescinds the Board Size Requirement Waiver (as defined therein), the Board will adopt resolutions increasing the size of the Board to allow Platinum Equity to continue to exercise its nomination rights under the Investor Rights Agreement.

Private Placement

On November 2, 2025, concurrently with the execution of the Transaction Agreement, the Company also entered into purchase agreements (together, the “Purchase Agreements”) with certain investors named therein (collectively, the “Investors”), pursuant to which the Company agreed to issue and sell to the Investors in a private placement (the “Private Placement”) an aggregate of 106,056,083 million shares of Company Common Stock (the “PIPE Shares”), at a purchase price of $18.50 per share, for an aggregate purchase price of approximately $1.96 billion.

The Purchase Agreements contain representations, warranties and agreements by the Company and the Investors, indemnification obligations of the Company and the Investors, including for liabilities under the Securities Act of 1933, as amended (the “Securities Act”), and other obligations of the parties including registration rights, pursuant to which the Company has agreed to use commercially reasonable efforts to register the resale of the PIPE Shares following the closing of the Transactions. The closing of the Private Placement is conditioned upon the concurrent consummation of the Transactions.

The foregoing description of the Voting Agreement, Investor Rights Agreement, Registration Rights Agreement, Management Agreement, Amendment and Purchase Agreements and the transactions contemplated thereby in this Current Report on Form 8-K is only a summary and does not purport to be complete and is qualified in its entirety by reference to the full text of the Voting Agreement, Investor Rights Agreement, Registration Rights Agreement, Management Agreement, Amendment and Purchase Agreements, copies of which are filed as Exhibit 10.1, Exhibit 10.2, Exhibit 10.3, Exhibit 10.4, Exhibit 10.5 and Exhibit 10.6 hereto, respectively, and incorporated by reference herein.

Item 3.02 Unregistered Sales of Equity Securities

The disclosure set forth above in Item 1.01 of this Current Report on Form 8-K is incorporated by reference herein. The securities to be issued in connection with the Transaction Agreement, the Purchase Agreements and the transactions contemplated thereby, including the shares of Company Stock issuable in the Company Stock Issuance, will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), and will be issued in reliance on exemptions from registration requirements thereof, including exemptions provided by Section 4(a)(2) of the Securities Act and/or Regulation D and Regulation S promulgated thereunder.

Additional Information about the Transactions and Where to Find It

This Current Report on Form 8-K is being made in connection with the Transactions. The Company plans to file a proxy statement and certain other documents with the SEC to seek the Company Stockholder Approval in connection with the Company Stock Issuance. The definitive proxy statement (if and when available) will be mailed to shareholders of the Company. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT THAT WILL BE FILED WITH THE SEC (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTIONS. Shareholders will be able to obtain, free of charge, copies of such documents filed by the Company when filed with the SEC in connection with the Transactions at the SEC’s website (http://www.sec.gov). In addition, the Company’s shareholders will be able to obtain, free of charge, copies of such documents filed by the Company at the Company’s website (https://ir.composecure.com). Alternatively, these documents, when available, can be obtained free of charge from the Company upon written request to the Company at ir@composecure.com.

Participants in the Solicitation

The Company, Resolute Holdings and their respective directors and officers may be deemed participants in the solicitation of proxies of the Company Stockholders in connection with the Company Stockholder Approval. The Company Stockholders and other interested persons may obtain, without charge, more detailed information regarding the directors and officers of the Company in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, which was filed with the SEC on March 5, 2025 (including Part III thereof, which is incorporated by reference to the Company’s Definitive Proxy Statement on Schedule 14A filed with the SEC on April 18, 2025), as amended by the Current Reports on Form 8-K filed by the Company on July 14, 2025 (as amended on July 17, 2025), and regarding the directors and officers of Resolute Holdings in Resolute Holdings’ Annual Report on Form 10-K for the fiscal year ended December 31, 2024, which was filed with the SEC on March 31, 2025 (including Part III thereof, which is incorporated by reference to Resolute Holdings’ Definitive Proxy Statement on Schedule 14A filed with the SEC on April 18, 2025), as amended by the Current Report on Form 8-K filed by Resolute Holdings on July 14, 2025.

Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies of the Company’s stockholders in connection with the Company Stock Issuance and other matters to be voted upon at the special meeting will be set forth in the proxy statement for the Company Stock Issuance when available. Additional information regarding the interests of participants in the solicitation of proxies in connection with the Company Stock Issuance will be included in the proxy statement that the Company intends to file with the SEC.

Forward Looking Statements

This Current Report on Form 8-K contains forward-looking statements within the meaning of the federal securities laws. Statements that are not historical facts, including statements about the timing and completion of the Transactions, expected benefits, future plans, expectations and opportunities, are forward-looking statements. Forward-looking statements are based on current expectations and assumptions and involve risks and uncertainties that could cause actual results to differ materially. Important factors include, among others: (i) the risk that the Transactions may not be completed in a timely manner or at all; (ii) the failure to obtain required approvals, including regulatory approvals and the Company Stockholder Approval; (iii) the occurrence of any event that could give rise to termination of the Share Purchase Agreement; (iv) the effect of the announcement, pendency or consummation of the Transactions on the parties’ business relationships, operations, financial and accounting matters; (v) risks that the expected benefits of the Transactions, including financial projections, estimates and outlook, may not be fully realized or may take longer to realize than expected; (vi) risks related to financing the Transactions; (vii) costs related to the Transactions; (viii) potential litigation and/or regulatory actions relating to the Transactions; (ix) general economic, market, industry and competitive conditions; and (x) other risks and uncertainties described in CompoSecure’s filings with the Securities and Exchange Commission (the “SEC”), including its Annual Report on Form 10-K for the year ended December 31, 2024 and subsequent Quarterly Reports on Form 10-Q, which identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date made. CompoSecure undertakes no obligation to update any forward-looking statements, except as required by law.

No Offer or Solicitation.

This Current Report on Form 8-K is for informational purposes only and is not intended to and does not constitute, or form part of, an offer, invitation or the solicitation of an offer or invitation to purchase, otherwise acquire, subscribe for, sell or otherwise dispose of any securities, or the solicitation of any vote or approval in any jurisdiction, pursuant to the proposed transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. The issuance of shares of Parent Common Stock in connection with the Transactions will be submitted to CompoSecure’s stockholders for their consideration. In connection therewith, CompoSecure intends to file with the SEC a proxy statement.

Item 9.01 Exhibits.

(d) Exhibits

Exhibit No.	Description
2.1*	Share Purchase Agreement, dated as of November 2, 2025, by and among CompoSecure, Inc., certain of its subsidiaries, Husky Technologies Limited, Platinum Equity, certain entities affiliated with Platinum Equity and management members of Husky
10.1*	Voting Agreement, dated as of November 2, 2025, by and among certain entities affiliated with Platinum Equity, Resolute Compo Holdings LLC, Tungsten 2024 LLC, Ridge Valley LLC and CompoSecure, Inc.
10.2	Form of Investor Rights Agreement
10.3	Form of Registration Rights Agreement
10.4*	Form of Management Agreement
10.5	Form of Amendment to the Amended and Restated Waiver Agreement
10.6	Form of Purchase Agreement
104	Cover Page Interactive Data File (embedded with the Inline XBRL document)

* Certain exhibits and schedules have been omitted in accordance with Item 601(a)(5) of Regulation S-K. The registrant agrees to furnish supplementally a copy of all omitted exhibits and schedules to the Securities and Exchange Commission upon its request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMPOSECURE, INC.

Date: November 4, 2025	By:	/s/ Jonathan C. Wilk
Name: Jonathan C. Wilk
Title: Chief Executive Officer